Exhibit 99.2

   VISHAY PROVIDES FURTHER INFORMATION CONCERNING THE ACQUISITION OF THE POWER
             CONTROL SYSTEMS BUSINESS FROM INTERNATIONAL RECTIFIER

    MALVERN, Pa., Nov. 1 /PRNewswire-FirstCall/ -- Vishay Intertechnology, Inc. (NYSE: VSH) today announced that it has reached an agreement with International Rectifier (NYSE: IRF) to acquire its Power Control Systems (PCS) business for approximately $290 million in cash. During International Rectifier's fiscal year ended June 30, 2006, the PCS business had sales of approximately $300 million. Sales for the quarter ended June 30, 2006 were $81 million. The agreement is subject to customary closing conditions, including obtaining all necessary governmental approvals and clearances, and finalization of schedules and other related documentation. Signing of definitive agreements is expected to take place by Friday, November 10, 2006, and the transaction is expected to close in February 2007.

    During the first 12 months of operation the acquisition has a potential to increase its net profit from break-even to a rate of approximately $40 million. At the completion of restructuring, expected after two to three years, potential net profits should reach about $50 million per year.

    The earnings estimates of the acquisition are based on the evaluation of the corporate allocations, which have been applied against the operations of this business by International Rectifier. Our evaluation of the business anticipates a significant reduction of allocations applied against SG&A and manufacturing costs. In addition, the potential earnings are based on major synergies predominantly in the area of SG&A as well as manufacturing, purchasing and other overheads.

    The PCS business develops, manufactures and markets planar high voltage MOSFETs, Schottky diodes, diode rectifiers, fast recovery diodes, high power diodes and thyristors, power modules (a combination of power diodes, thyristors, MOSFETs, and IGBTs), and automotive modules and assemblies.

    By extending its product offering for high power and high voltage discrete semiconductors and modules, Vishay will further enhance its position as one of the industry's largest manufacturers of discrete semiconductors and passive components. In addition, this acquisition will provide Vishay with a new platform to integrate Vishay's passive components into the acquired modules, creating a new product line through the synergy of passive and semiconductor components.

    We expect a smooth integration of these product groups into Vishay's existing organization.

    In summary, Vishay's acquisition of the PCS business from International Rectifier has the potential to substantially improve Vishay's growth in sales, return on investment, and profits. It complies with Vishay's policy of being accretive to net earnings during the first year after the acquisition.

    Dr. Felix Zandman, Chairman of the Board and Chief Technical and Business Development Officer, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. consider International Rectifier's PCS business as an excellent acquisition based on the potential of earnings. Furthermore, the product extension should bring to Vishay additional product synergies and market growth.

    Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE
(VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

    This release contains statements concerning the potential benefits of Vishay's acquisition of the Power Control Business of International Rectifier. These forward-looking statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are based on current expectations and are subject to certain risks, uncertainties and assumptions, many of which are outside the control of Vishay. These risks and uncertainties include, but are not limited to: the future performance of the PCS business; the timing and success of Vishay's integration of the PCS business with Vishay's existing businesses, including the successful transition of the PCS business from the information systems of International Rectifier to systems used by Vishay; the ability to realize anticipated synergies of the PCS business with Vishay's existing businesses; the ability to realize the anticipated benefits of intellectual property rights being acquired by Vishay as part of the PCS business; competition and technological changes in the industries of which the PCS business is a part and in which Vishay otherwise operates; and general economic, business and political conditions. For a detailed discussion of factors affecting Vishay's business generally and other factors that may influence future results, please see Vishay's filings with the U.S. Securities and Exchange Commission. Vishay does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    Contact:  Richard N. Grubb,
              Executive Vice President and
              Chief Financial Officer or
              Peter G. Henrici, Senior Vice
              President Corporate Communications
              610-644-1300

SOURCE  Vishay Intertechnology, Inc.
    -0-                             11/01/2006
    /CONTACT: Richard N. Grubb, Executive Vice President and Chief Financial Officer, or Peter G. Henrici, Senior Vice President Corporate Communications, both of Vishay Intertechnology, Inc., +1-610-644-1300/
    /Web site:  http://www.vishay.com /
    (VSH IRF)